                            SCHEDULE 14A INFORMATION
                                (Rule 14a-101)

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only
     (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                          AMYLIN PHARMACEUTICALS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                          AMYLIN PHARMACEUTICALS, INC.
                            9373 TOWNE CENTRE DRIVE
                              SAN DIEGO, CA 92121
                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 1, 2000

TO THE STOCKHOLDERS OF AMYLIN PHARMACEUTICALS, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Amylin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), will be held on Thursday, June 1, 2000 at 10:00 a.m. local time at the Hyatt Regency La Jolla, located at 3777 La Jolla Village Drive, San Diego, California 92122, for the following purposes:

     1. To elect directors to serve for the ensuing year and until their successors are elected.

     2. To approve the Company's Non-Employee Directors' Stock Option Plan, as amended, to increase the aggregate number of shares of common stock authorized for issuance under such plan by 100,000 shares.

     3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on April 3, 2000, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

                                          By Order of the Board of Directors

                                          /s/ JOSEPH C. COOK, JR.
                                          -------------------------
                                          JOSEPH C. COOK, JR.
                                          Chairman of the Board and
                                          Chief Executive Officer

San Diego, California
April 24, 2000

     ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR THAT PURPOSE. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN FROM THE RECORD HOLDER A PROXY ISSUED IN YOUR NAME.

                          AMYLIN PHARMACEUTICALS, INC.
                            9373 TOWNE CENTRE DRIVE
                              SAN DIEGO, CA 92121
                            ------------------------

                                PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 1, 2000
                            ------------------------

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors (the "Board") of Amylin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), for use at the Annual Meeting of Stockholders to be held on Thursday, June 1, 2000, at 10:00 a.m., local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the Hyatt Regency La Jolla, located at 3777 La Jolla Village Drive, San Diego, California 92122. The Company intends to mail this proxy statement and accompanying proxy card on or about April 24, 2000, to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company or, at the Company's request, Beacon Hill Partners, Inc., a professional proxy soliciter. No additional compensation will be paid to directors, officers or other regular employees for such services, but Beacon Hill Partners, Inc. will be paid its customary fee, estimated to be approximately $5,000, if it renders solicitation services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on April 3, 2000 will be entitled to notice of and to vote at the Annual Meeting. At the close of business on April 3, 2000, the Company had outstanding and entitled to vote 62,713,248 shares of Common Stock.

     Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's principal executive office, 9373 Towne Centre Drive, San Diego, California 92121, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     The deadline for submitting a stockholder proposal for inclusion in the Company's proxy statement and form of proxy for the Company's 2001 annual meeting of stockholders pursuant to Rule 14a-8 promulgated under the Securities Exchange Act is December 25, 2000. The deadline for submitting a stockholder proposal or a nomination for director that is not to be included in such proxy statement and proxy is also December 25, 2000. Stockholders are also advised to review the Company's Bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.

                                   PROPOSAL 1

                             ELECTION OF DIRECTORS

     There are eight nominees for the eight Board positions presently authorized in the Company's Bylaws. Each director to be elected will hold office until the next annual meeting of stockholders and until a successor is elected and has qualified, or until such director's earlier death, resignation or removal. Each nominee listed below is currently a director of the Company, five having been elected by the stockholders and three, Vaughn D. Bryson, Donald H. Rumsfeld and Jay S. Skyler, having been appointed by the Board.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the eight nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve. Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE.

NOMINEES

     The names of the nominees and certain information about them are set forth below:

                   NAME                     AGE   PRINCIPAL OCCUPATION/POSITION HELD WITH THE COMPANY
                   ----                     ---   ---------------------------------------------------
Joseph C. Cook, Jr........................  58    Chairman of the Board and Chief Executive Officer
James C. Blair, Ph.D.(1)..................  60    General Partner, Domain Associates, L.L.C.
Vaughn D. Bryson(1).......................  62    President, Life Science Advisors
Ginger L. Graham(2).......................  44    Group Chairman, Guidant Corporation
Howard E. Greene, Jr.(2)..................  57    Member, Board of Directors
Vaughn M. Kailian(2)......................  55    President and Chief Executive Officer of COR
                                                  Therapeutics, Inc.
Donald H. Rumsfeld........................  67    Chairman of the Board, Gilead Sciences, Inc.
Jay S. Skyler, M.D........................  53    Professor of Medicine, Pediatrics and Psychology,
                                                  University of Miami

---------------
(1) Member of the Compensation Committee

(2) Member of the Audit Committee

     MR. COOK has been our Chairman of the Board and Chief Executive Officer since March 1998. Mr. Cook previously served as a member of our Board, and a consultant to us since 1994. Mr. Cook is a founder and serves as Chairman of the Board of Microbia, Inc., a privately held biotechnology company. Mr. Cook is also an officer of Mountain Ventures, Inc., a member, with Mr. Bryson, of Life Science Advisors, LLC and Cambrian Associates, LLC and a founder of Clinical Products, Inc. Mr. Cook retired as a Group Vice

President of Eli Lilly & Company in 1993 after more than 28 years of service. Mr. Cook is also a director of Dura Pharmaceuticals, Inc. Mr. Cook received a B.S. in Engineering from the University of Tennessee.

     DR. BLAIR has served as a director since December 1988 and serves on the Compensation Committee. He has been a managing member of Domain Associates, L.L.C., a venture capital investment firm, since 1985. Domain Associates manages Domain Partners II, L.P., Domain Partners III, L.P. and Domain Partners IV, L.P. and is an advisor to 3i Biosciences Trust Plc. From 1969 to 1985, Dr. Blair was an officer of three investment banking and venture capital firms. Dr. Blair is a director of Aurora Biosciences, Inc., Dura Pharmaceuticals, Inc., Trega Biosciences, Inc. and Vista Medical Technologies, Inc. Dr. Blair received a B.S.E. from Princeton University and the M.S.E. and Ph.D. degrees from the University of Pennsylvania in electrical engineering.

     MR. BRYSON has served as a director since July 1999. Mr. Bryson was a thirty-two year employee of Eli Lilly & Company and served as its President and Chief Executive Officer from 1991 to 1993. He was Executive Vice President from 1986 until 1991, and served as a member of Eli Lilly & Company's board of directors from 1984 until his retirement in 1993. Mr. Bryson was Vice Chairman of Vector Securities International from April 1994 to 1996. Mr. Bryson is President and, with Mr. Cook, a member of Life Science Advisors, LLC. He also serves as a director for the following publicly traded companies: Ariad Pharmaceuticals, Chiron Corporation, Fusion Medical Technologies, Inc. and Quintiles Transnational Corp. Mr. Bryson received a B.S. in Pharmacy from the University of North Carolina and completed the Stanford Sloan Program at the Stanford University Graduate School of Business.

     MS. GRAHAM has served as a director since November 1995 and serves on the Audit Committee. Since February 2000, Ms. Graham has served as Group Chairman, Guidant Corporation, a medical device company which includes Advanced Cardiovascular Systems ("ACS") and Devices for Vascular Intervention. From 1995 to 2000, Ms. Graham served as President of the Vascular Intervention Group of Guidant Corporation. She has also served as President and Chief Executive Officer of ACS since January 1993. Prior to joining ACS, she held various positions with Eli Lilly & Company from 1979 to 1992, including sales, marketing and strategic planning positions. She serves as Chairman of the Board and sits on the Executive Committee for the California Healthcare Institute and on the Advisory Board of the California Institute for Federal Policy Research. She is also a member of the Committee 200. Ms. Graham received an M.B.A. from Harvard University.

     MR. GREENE is a co-founder of the Company and has served as a director since the Company's inception in September 1987. Mr. Greene is on the Audit Committee. Mr. Greene is an entrepreneur who has participated in the founding and/or management of eleven medical technology companies over a 22 year period, including three as CEO. From September 1987 to July 1996 Mr. Greene served as Chief Executive Officer of the Company. He was a full time employee of the Company from September 1989 until September 1996, and a half-time employee and Chairman of the Executive Committee until March 1998. From October 1986 until July 1993, Mr. Greene was a founding general partner of Biovest Partners, a seed venture capital firm. He was Chief Executive Officer of Hybritech from March 1979 until its acquisition by Eli Lilly & Company in March 1986, and he was co-inventor of Hybritech's patented monoclonal antibody assay technology. Prior to joining Hybritech, he was an executive with the medical diagnostics division of Baxter Healthcare Corporation from 1974 to 1979 and a consultant with McKinsey & Company from 1967 to 1974. He is Chairman of the Board of Epimmune, Inc., and a director of Biosite Diagnostics, Inc. and The International Biotechnology Trust plc, a British Investment company. Mr. Greene received an M.B.A. from Harvard University.

     MR. KAILIAN has served as a director since November 1995 and serves on the Audit Committee. Mr. Kailian has served as President and Chief Executive Officer and as a director of COR Therapeutics, Inc. since March 1990. From 1967 to 1990, Mr. Kailian was employed by Marion Merrell Dow, Inc., a pharmaceutical company, and its predecessor companies, in various general management, product development, marketing and sales positions. Among the positions held by Mr. Kailian were President and General Manager, Merrell Dow USA and Corporate Vice President of Global Commercial Development, Marion Merrell Dow, Inc. Mr. Kailian is also a director of the Biotechnology Industry Organization and the California

Healthcare Institute and is a director and serves on the compensation committee of Axys Pharmaceuticals, Inc. Mr. Kailian holds a B.A. from Tufts University.

     MR. RUMSFELD has served as a director since September 1999. Mr. Rumsfeld also previously served as a member of the Company's board of directors from 1991 to 1996. Mr. Rumsfeld is Chairman of the Board of Gilead Sciences, Inc. He also is a member of the boards of directors of ABB (Asea Brown Boveri) Ltd., Forstmann Little & Co., Tribune Company and RAND Corporation. He is also currently Chairman of the Salomon Smith Barney International Advisory Board. Mr. Rumsfeld was Chairman and Chief Executive Officer of General Instrument Corporation from October 1990 to August 1993 and served as a senior advisor to William Blair & Co., an investment banking firm, from 1985 to 1990. He was Chief Executive Officer of G.D. Searle & Co. from 1977 to 1985. Mr. Rumsfeld formerly served as U.S. Secretary of Defense, White House Chief of Staff, U.S. Ambassador to NATO, and as a U.S. Congressman. He has also served as the President's envoy to the Middle East and recently completed service as Chairman of the U.S. Government Commission to Assess the Ballistic Missile Threat to the United States. He is a recipient of the Presidential Medal of Freedom, the United States' highest civilian award.

     DR. SKYLER has served as a director since August 1999. He is Professor of Medicine, Pediatrics, and Psychology and Co-Director of the Medicine Research Center at the University of Miami in Florida. He is also Director of the Operations Coordinating Center for the National Institute of Diabetes & Digestive & Kidney Diseases Diabetes Prevention Trial in Type 1 Diabetes. Dr. Skyler has served as President of the American Diabetes Association, and is currently Vice President of the International Diabetes Federation. Dr. Skyler is a member of the Florida Governor's Diabetes Advisory Council, and serves on the editorial board of diabetes and general medicine journals. He received his M.D. from Jefferson Medical College, and completed postdoctoral studies at Duke University Medical Center.

BACKGROUND OF EXECUTIVES NOT DESCRIBED ABOVE

     The names of and certain information regarding the Company's executives as of March 31, 2000 are set forth below:

                 NAME                    AGE              POSITION HELD WITH THE COMPANY
                 ----                    ---              ------------------------------
Daniel M. Bradbury.....................  38    Senior Vice President of Corporate Development
Martin R. Brown........................  53    Senior Vice President of Operations
Joann L. Data, M.D., Ph.D. ............  55    Senior Vice President of Regulatory Affairs and
                                               Quality Assurance
Orville G. Kolterman, M.D. ............  52    Senior Vice President of Clinical Affairs
Alain D. Baron, M.D., Ph.D. ...........  46    Vice President of Clinical Research
Nancy K. Dahl..........................  43    Vice President, General Counsel and Secretary
Mark G. Foletta........................  39    Vice President of Finance and Chief Financial Officer
Andrew A. Young, M.D., Ph.D. ..........  46    Vice President of Research

     MR. BRADBURY, an executive officer of the Company, has served as Senior Vice President of Corporate Development since April 1998. Mr. Bradbury previously served as Vice President of Marketing from June 1995 to April 1998. From July 1994 to May 1995, Mr. Bradbury held the position of Director of Marketing, Amylin Europe Limited. Prior to joining the Company, Mr. Bradbury was employed by SmithKline Beecham Pharmaceuticals from September 1984 to July 1994, where he held a number of positions, most recently as Associate Director, Anti-Infectives in the Worldwide Strategic Product Development Division. Mr. Bradbury holds a B.Pharm. (Hons.) from Nottingham University and a Diploma in Management Studies from Harrow and Ealing Colleges of Higher Education and is a member of the Royal Pharmaceutical Society of Great Britain.

     MR. BROWN, an executive officer of the Company, has served as Senior Vice President of Operations since March 2000. Mr. Brown previously served as Vice President of Operations from October 1998 to March 2000, and as Senior Director, Information Technology from May 1994 to October 1998. Prior to joining the Company, from 1989 to 1993, Mr. Brown was Director, Information Systems, Europe, based in London,

England for Eli Lilly & Company. From 1988 to 1989, Mr. Brown was Director, Information Systems for the Medial Devices and Diagnostics Division of Eli Lilly & Company; he served as Director, Information Systems of IVAC Corporation, one of the seven companies in that division, from 1983 to 1988. Mr. Brown received a B.S. in Commerce and Engineering and an M.B.A. in Operations Research from Drexel University.

     DR. DATA has served as Senior Vice President of Regulatory Affairs and Quality Assurance since August 1999. Dr. Data previously served as Executive Vice President, Product Development and Regulatory for CoCensys. Before that, Dr. Data held several positions at The Upjohn Company, the most recent of which was Corporate Vice President for Pharmaceutical Regulatory Affairs and Project Management. Previously, she held a number of positions at Hoffman-La Roche, including Vice President of Clinical Research and Development. Dr. Data has been an adjunct assistant professor in medicine and pharmacology at Duke University Medical Center since 1982 and at Cornell Medical Center since 1986. She earned her M.D. from Washington University School of Medicine and her Ph.D. in Pharmacology from Vanderbilt University.

     DR. KOLTERMAN, an executive officer of the Company, has served as Senior Vice President of Clinical Affairs since February 1997. Dr. Kolterman previously served as Vice President, Medical Affairs from July 1993 to February 1997 and Director, Medical Affairs from May 1992 to July 1993. From 1983 to May 1992, he was Program Director of the General Clinical Research Center and Medical Director of the Diabetes Center, at the University of California, San Diego Medical Center. Since 1989 he has been Adjunct Professor of Medicine at UCSD. From 1978 to 1983, he was Assistant Professor of Medicine in the Endocrinology and Metabolism Division at the University of Colorado School of Medicine, Denver. He was a member of the Diabetes Control and Complications Trial Study Group at the time of its completion in 1993 and presently serves as a member of the Epidemiology of Diabetes Intervention and Complications Study. He is also a past-President of the California Affiliate of the American Diabetes Association. Dr. Kolterman earned an M.D. from Stanford University School of Medicine.

     DR. BARON has served as Vice President of Clinical Research since December 1999. Dr. Baron previously worked for the Indiana University School of Medicine in Indianapolis, where he served as Professor of Medicine and Director, Division of Endocrinology and Metabolism. Prior to this position at Indiana, Dr. Baron held academic and clinical positions in the Division of Endocrinology and Metabolism at University of California, San Diego, and the Veterans Administration Medical Center in San Diego. He is the recipient of several prestigious awards for his research in diabetes and vascular disease, including the 1996 Outstanding Clinical Investigator Award from the American Federation for Medical Research, several from the American Diabetes Association, and is a current National Institutes of Health MERIT award recipient. Dr. Baron is currently Principal Investigator for several diabetes studies, including the Early Diabetes Intervention Program study sponsored by the NIH and Bayer Pharmaceuticals. He earned his M.D. from the Medical College of Georgia, Augusta, and completed postdoctoral studies at the University of California, San Diego.

     MS. DAHL, an executive officer of the Company, has served as Vice President and General Counsel since January 1999. Ms. Dahl previously served as Vice President and Associate General Counsel from November 1998 to December 1998. From December 1996 to November 1998, Ms. Dahl held the position of Associate General Counsel, and from May 1993 to December 1996, she served as Senior Attorney. Prior to joining the Company, from 1989 to 1993, she was an attorney in private practice with the law firm of Lyon & Lyon. From 1987 to 1989, Ms. Dahl was in private practice with the law firm of Brobeck, Phleger & Harrison. From 1986 to 1987, she served as a judicial clerk to the Honorable David R. Thompson of the U.S. Court of Appeals for the Ninth Circuit. Ms. Dahl received a J.D. degree from the University of Oregon and a B.S. degree in zoology from the University of Wisconsin.

     MR. FOLETTA, an executive officer, has served as Vice President of Finance and Chief Financial Officer since March 31, 2000. Mr. Foletta previously served as Principal, Triton Group Management, Inc. from 1997 to 2000. From 1986 to 1997, Mr. Foletta held a number of positions with Intermark, Inc. and Triton Group Ltd., the most recent of which was Senior Vice President, Chief Financial Officer and Corporate Secretary. From 1982 to 1986, Mr. Foletta was with Ernst & Young, most recently serving as an Audit Manager. Mr. Foletta earned his B.A. in Business Economics from the University of California, Santa Barbara in 1982 and received his California CPA accreditation in 1985.

     DR. YOUNG has served as Vice President of Research since October 1998 and as Vice President of Physiology since January 1994. From 1989 to 1993 he held a number of positions in the Company's Physiology Department, most recently as Principal Scientist and Senior Director of Physiology. Prior to joining the Company in 1989, Dr. Young was a lecturer in the Department of Physiology at the University of Auckland, New Zealand and a part-time general medical practitioner. From 1984 to 1987, Dr. Young was a Clinical Research Scientist at the National Institutes of Health in Phoenix, Arizona, where he studied insulin resistance and diabetes. He received his M.B., Ch.B. (M.D.) and his Ph.D. in Physiology from the University of Auckland, New Zealand.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1999 the Board of Directors held nine meetings and acted by unanimous written consent three times. The Board has an Audit Committee and a Compensation Committee.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the accountants' comments as to controls, adequacy of staff and management performance and procedures in connection with audit and financial controls. During 1999, the Audit Committee was composed of two non-employee directors, Ms. Graham and Mr. Kailian. It met once during the fiscal year ended December 31, 1999. The Audit Committee currently consists of Ms. Graham, Mr. Greene and Mr. Kailian.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers and awards stock options to employees and consultants under the Company's 1991 Stock Option Plan, as amended, administers and approves stock offerings under the Company's Employee Stock Purchase Plan, administers the Company's Non-Employee Directors' Stock Option Plan and otherwise determines compensation levels and performs such other functions regarding compensation as the Board may delegate. From January 1999 through August 1999 the Compensation Committee was composed of two members: Dr. Blair and Mr. James C. Gaither. In August 1999 Mr. Bryson was added as a third member of the Committee. Mr. Gaither has elected not to stand for reelection as a director of the Company for 2000. Therefore, effective as of the date of the Annual Meeting, the size of the Compensation Committee will be reduced to two members, with Dr. Blair and Mr. Bryson continuing to serve on the committee. The Compensation Committee met two times and acted by unanimous written consent five times during the fiscal year ended December 31, 1999.

     The Board of Directors has delegated to the Company's Chief Executive Officer the authority to grant stock options under the Company's 1991 Stock Option Plan, as amended, to employees of the Company that are not executive officers, directors or 10% stockholders of the Company, provided such grants are in accordance with guidelines that have been approved in advance by the Board of Directors.

     During the fiscal year ended December 31, 1999, each Board member except Mr. Bryson attended 75% or more of the aggregate of the meetings of the Board and of the committees on which he or she served, held during the period for which he or she was a director or committee member, respectively. Mr. Bryson missed one regular meeting of the Board and one meeting of the Compensation Committee which were held on the same day.

                                   PROPOSAL 2

                            APPROVAL OF NON-EMPLOYEE
                    DIRECTORS' STOCK OPTION PLAN, AS AMENDED

     In February 1994, the Board of Directors of the Company adopted, and the stockholders subsequently approved, the Company's Non-Employee Directors' Stock Option Plan ("Directors' Plan"). As a result of a series of amendments, as of December 8, 1999, there were 350,000 shares of Common Stock reserved for issuance under the Directors' Plan. In April 2000, the Board amended the Directors' Plan, subject to stockholder approval, to increase the number of shares reserved for issuance thereunder to 450,000 shares.

     As of March 31, 2000 options (net of canceled or expired options) covering an aggregate of 271,424 shares of the Company's Common Stock had been granted under the Directors' Plan. Only 78,576 shares of Common Stock (plus any shares that might in the future be returned to the Directors' Plan as a result of cancellations or expiration of options or the reacquisition by the Company of issued shares) remained available for future grant under the Directors' Plan, of which 70,000 will be granted to non-employee directors immediately following the Annual Meeting in accordance with the Directors' Plan.

     Stockholders are requested in this Proposal 2 to approve the Directors' Plan, as amended. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the Directors' Plan, as amended. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2

     The essential features of the Directors' Plan, as amended, are outlined below:

GENERAL

     The Directors' Plan provides for the automatic grant of nonstatutory stock options. Options granted under the Directors' Plan are not intended to qualify as "incentive stock options" within the meaning of Section 422 of the Code. See "Federal Income Tax Information" for a discussion of the tax treatment of nonstatutory stock options.

PURPOSE

     The Board adopted the Directors' Plan to provide a means by which non-employee directors of the Company may be given an opportunity to purchase stock in the Company, to assist in retaining the services of such persons, to secure and retain the services of persons capable of filling such positions and to provide incentives for such persons to exert maximum efforts for the success of the Company. Seven of the eight nominees for director of the Company are eligible to participate in the Directors' Plan.

ADMINISTRATION

     The Board administers the Directors' Plan. The Board has the power to construe and interpret the Directors' Plan but not to determine the persons to whom or the dates on which options will be granted, the number of shares to be subject to each option, the time or times during the term of each option within which all or a portion of such option may be exercised, the exercise price, the type of consideration or the other terms of the option.

ELIGIBILITY

     The Directors' Plan provides that options may be granted only to non-employee directors of the Company. A "non-employee director" is defined in the Directors' Plan as a director of the Company who is not otherwise an employee of the Company or any affiliate.

STOCK SUBJECT TO THE DIRECTORS' PLAN

     Subject to this Proposal, an aggregate of 450,000 shares of Common Stock is reserved for issuance under the Directors' Plan. If options granted under the Directors' Plan expire or otherwise terminate without being exercised, the shares of Common Stock not acquired pursuant to such options again becomes available for issuance under the Directors' Plan. If the Company reacquires unvested stock issued under the Directors' Plan, the reacquired stock will again become available for reissuance under the Directors' Plan.

TERMS OF OPTIONS

     The following is a description of the terms of options under the Directors' Plan, as amended. Individual option grants may not be more restrictive as to the terms described below.

     Automatic Grants. Each person who was, immediately following the Company's 1994 Annual Meeting of Stockholders at which the Directors' Plan was originally approved by the stockholders of the Company, a non-employee director of the Company was granted, effective as of the date of such annual meeting, an option to purchase ten thousand (10,000) shares of common stock of the Company on the terms and conditions set forth in the Directors' Plan. These options become exercisable in equal daily increments over a period of two years.

     Each person who was, subsequent to November 1, 1995, and on or prior to May 29, 1997, elected for the first time by the Board or shareholders of the Company to serve as a non-employee director of the Company and who had not previously served as a member of the Board was granted, effective as of the date of such election, an option to purchase thirty thousand (30,000) shares of common stock of the Company on the terms and conditions set forth herein. Each person who was, and is, subsequent to May 29, 1997, elected by the Board or shareholders of the Company to serve as a non-employee director of the Company and who had not served as a member of the Board at any time during the two-year period immediately preceding such election, was, and shall be granted, effective as of the later of December 8, 1999 and the date of such election, an option to purchase twenty thousand (20,000) shares of common stock of the Company on the terms and conditions set forth in the Directors' Plan. These options become exercisable over a period of four years, with one-quarter of such options becoming exercisable one year following the date of grant and remainder becoming exercisable in equal daily increments over a three-year period.

     Commencing with the 1996 Annual Meeting of Stockholders, each person who was, and is, immediately following each annual meeting of stockholders of the Company that occurs in an even year (i.e. 1996, 1998, 2000, 2002, etc.) (hereinafter, an "Even Year Annual Meeting"), a non-employee director of the Company was, and shall be granted, effective as of the date of such Even Year Annual Meeting, an option to purchase ten thousand (10,000) shares of common stock of the Company on the terms and conditions set forth in the Directors' Plan. These options become exercisable in equal daily installments over a period of two years.

     Exercise Price; Payment. The exercise price of options may not be less than 100% of the fair market value of the stock subject to the option on the date of the grant. As of April 18, 2000, the closing price of the Company's Common Stock as reported on the Nasdaq National Market System was $10.94 per share.

     The exercise price of options granted under the Directors' Plan must be paid either in cash at the time the option is exercised or by delivery of other Common Stock of the Company that has been held for the requisite holding period necessary to avoid a charge to the Company's earnings and valued at the fair market value on the date of exercise, or by a combination of such methods.

     Option Exercise. Options granted under the Directors' Plan become exercisable in cumulative increments as set out in the Directors' Plan during the optionholder's service as a director of the Company. The Board has the power to accelerate the time during which an option may vest or be exercised. Options granted under the Directors' Plan do not permit exercise prior to vesting.

     Term. The term of options under the Directors' Plan is 10 years. An optionholder has no right to designate a beneficiary who may exercise the option following the optionholder's death.

RESTRICTIONS ON TRANSFER

     The optionholder may not transfer an option otherwise than by will or by the laws of descent and distribution. During the lifetime of the optionholder, an option may be exercised only by the optionholder or his guardian or legal representative.

ADJUSTMENT PROVISIONS

     Transactions not involving receipt of consideration by the Company, such as a merger, consolidation, reorganization, stock dividend, or stock split, may change the class and number of shares of Common Stock subject to the Directors' Plan and outstanding options. In that event, the Directors' Plan will be appropriately adjusted as to the class and the maximum number of shares of Common Stock subject to the Directors' Plan, and outstanding options will be adjusted as to the class, number of shares and price per share of Common Stock subject to such options.

EFFECT OF CERTAIN CORPORATE EVENTS

     The Directors' Plan provides that, in the event of a dissolution, liquidation, specified types of merger, or other corporate reorganization, to the extent permitted by law, the time during which such options may be exercised shall be accelerated and the options terminated if not exercised prior to such event. The acceleration of an option in the event of an acquisition or similar corporate event may be viewed as an anti-takeover provision, which may have the effect of discouraging a proposal to acquire or otherwise obtain control of the Company.

DURATION, AMENDMENT AND TERMINATION

     The Board may suspend or terminate the Directors' Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the Directors' Plan will terminate on February 8, 2004.

     The Board may also amend the Directors' Plan at any time or from time to time. However, no amendment will be effective unless approved by the stockholders of the Company within 12 months before or after its adoption by the Board if the amendment would (i) increase the number of shares reserved for issuance upon exercise of options; or (ii) change any other provision of the Directors' Plan in any other way if such modification requires stockholder approval in order to comply with Rule 16b-3 of the Securities and Exchange Act of 1934 or Section 162(m) of the Code. The Board may submit any other amendment to the Directors' Plan for stockholder approval.

FEDERAL INCOME TAX INFORMATION

     Long-term capital gains currently are generally subject to lower tax rates than ordinary income or short-term capital gains. The maximum long-term capital gains rate for federal income tax purposes is currently 20% while the maximum ordinary income rate and short-term capital gains rate is effectively 39.6%. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Nonstatutory Stock Options. Nonstatutory stock options granted under the Directors' Plan generally have the following federal income tax consequences:

     There are no tax consequences to the optionholder or the Company by reason of the grant of a nonstatutory stock option. Upon exercise of a nonstatutory stock option, the optionholder normally will recognize taxable ordinary income equal to the excess of the stock's fair market value on the date of exercise over the option exercise price. If the optionholder becomes an employee, the Company is required to withhold from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code and the satisfaction of a tax reporting obligation, the Company will generally be entitled to a business expense deduction equal to the taxable ordinary income realized by the optionholder. Slightly different rules may apply to optionholders who acquire stock subject to certain repurchase options or who are subject to Section 16(b) of the Exchange Act.

     Upon disposition of the stock, the optionholder will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon exercise of the option (or vesting of the stock). Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

NEW PLAN BENEFITS

     As of March 31, 2000, options to purchase 271,424 shares of the Company's Common Stock have been granted under the Directors' Plan (net of canceled or expired options). Each of the seven non-employee directors to be elected at this year's Annual Meeting will, effective as of the date of the Annual Meeting, automatically be granted an option to purchase 10,000 shares of Common Stock.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has audited the Company's financial statements since the Company's inception in September 1987. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's Bylaws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the Annual Meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

                       THE BOARD OF DIRECTORS RECOMMENDS
                         A VOTE IN FAVOR OF PROPOSAL 3.

                             SECURITY OWNERSHIP OF
                    CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's Common Stock as of March 1, 2000 by: (i) each nominee for director; (ii) each of the executive officers named in the Summary of Compensation Table (below); (iii) all executive officers and directors of the Company as a group; and (iv) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

     Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, each of the stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned. Applicable percentages are based on 62,504,058 shares outstanding on March 1, 2000 adjusted as required by rules promulgated by the Securities and Exchange Commission (the "Commission"). Except as shown otherwise in the table, the address of each stockholder listed is in care of the Company at 9373 Towne Centre Drive, San Diego, California 92121.

                                                                      BENEFICIAL OWNERSHIP
                                                          ---------------------------------------------
                                                                          SHARES ISSUABLE
                                                                            PURSUANT TO
                                                                       OPTIONS AND WARRANTS
                                                                       EXERCISABLE WITHIN 60
                                                          NUMBER OF      DAYS OF MARCH 1,      PERCENT
                  BENEFICIAL OWNER(1)                       SHARES             2000            OF TOTAL
                  -------------------                     ----------   ---------------------   --------
Allen Andersson(2)......................................  10,653,794                --           17.0%
  62 Sparhawk Lane
  North Conway, NH 03860
Domain Partners IV, L.P(3)..............................   5,891,452            19,726            9.4%
  One Palmer Square
  Princeton, NJ 08542
Funds Managed by Capital Research & Management
  Group(4)..............................................   4,845,833                --            7.8%
  333 South Hope Street
  Los Angeles CA 90071
Johnson & Johnson Development Corporation...............   3,963,357         1,530,950            6.2%
  One Johnson & Johnson Plaza
  New Brunswick, NJ 08933
James C. Blair(3).......................................   5,955,049            19,726            9.5%
Daniel M. Bradbury......................................     356,364           308,391              *
Martin R. Brown.........................................     215,421           139,067              *
Vaughn D. Bryson(5).....................................      52,013                --              *
Joseph C. Cook, Jr.(6)..................................   2,011,229           945,558            3.2%
Nancy K. Dahl...........................................     185,065           183,056              *
James C. Gaither........................................      49,726            49,726              *
Ginger L. Graham........................................      89,726            49,726              *
Howard E. Greene, Jr.(7)................................   2,165,814             9,726            3.5%
Vaughn M. Kailian.......................................      49,726            49,726              *
Orville G. Kolterman(8).................................     386,923           375,437              *
Donald H. Rumsfeld(9)...................................     130,444            10,000              *
Jay S. Skyler...........................................      10,036            10,036              *
All executive officers and directors as a group (13
  persons)..............................................  11,657,536         2,150,175           18.0%

---------------
 *  Less than one percent.

(1) This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the Securities and Exchange Commission. Includes shares issuable pursuant to options and other rights to purchase the Company's shares exercisable within 60 days of March 1, 2000. As of March 1, Mr. Cook held 80,602 shares of unvested Common Stock.

(2) This amount includes 2,602,779 shares held by Susan Riecken, Mr. Andersson's spouse.

(3) Includes 5,115,046 shares held by Domain Partners IV, L.P., 122,559 shares held by DP IV Associates, L.P. and 653,847 shares held by Domain Partners II, L.P. Dr. Blair is a general partner of One Palmer Square Associates II, L.P., and the managing member of One Palmer Square Associates IV, LLC. One Palmer Square Associates II, L.P. is the general partner of Domain Partners
    II. One Palmer Square Associates IV, LLC is the general partner of Domain Partners IV, L.P. and DP IV Associates, L.P. Dr. Blair disclaims beneficial ownership of the 5,115,046 shares held by the Domain Partners' entities except to the extent of his pecuniary interest in such shares.

(4) Includes 3,000,000 shares held of record by Rescueboat & Co., as Custodian for The Growth Fund of America, Inc., and 1,845,833 shares held of record by Clipperbay & Co., as Custodian for SMALLCAP World Fund, Inc.

(5) Includes 52,013 shares held by the Vaughn D. Bryson Irrevocable Trust, U-A 1/14/99.

(6) Includes 130,752 shares owned by Farview Management, L.P. to which Mr. Cook shares voting and dispositive power with his wife.

(7) Includes 80,769 shares held by The Greene Children's Trust, of which Mr. Greene is a trustee and with respect to which he shares voting and dispositive power with his wife, Arlene Greene. Also includes 2,156,088 shares held in The Greene Family Trust, of which Mr. Greene is a trustee and with respect to which he also shares voting and dispositive power with his wife.

(8) Includes 1,350 shares owned by Dr. Kolterman's daughter and stepson.

(9) Includes 5,000 shares held by a partnership of which Mr. Rumsfeld is a general partner. Mr. Rumsfeld disclaims beneficial ownership of those shares.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended December 31, 1999, all
Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that: all non-employee directors failed to timely file Form 5s for phantom stock units accrued under the Company's Non-Employee Directors' Deferred Compensation Plan; and all officers failed to timely file notice of distributions in the form of Common Stock from the Company's Phantom Stock Salary Deferral Plan.

                             EXECUTIVE COMPENSATION

COMPENSATION OF DIRECTORS

     Each non-employee director of the Company receives a $1,000 attendance fee for each meeting of the Board such director attends, subject to the Non-Employee Directors' Deferred Compensation Plan described below. In addition, in fiscal year 1999, each non-employee director received a one time special contribution under the Non-Employee Directors' Deferred Compensation Plan of $15,000 plus an additional $300 for each month such director served as a director of the Company, up to a maximum of an additional $15,000. No amounts were paid to non-employee directors in 1999 and $231,400 was deferred into the Non-Employee Directors' Deferred Compensation Plan. The members of the Board of Directors are also eligible for reimbursement for their expenses incurred in connection with attendance at Board meetings in accordance with Company policy.

     Each non-employee director of the Company also receives stock option grants under the Directors' Plan, as described in Proposal 2, above. During the last fiscal year, the Company granted options covering an aggregate of 60,000 shares to three newly appointed non-employee directors of the Company, at an average exercise price per share of $4.136. The average fair market value of such Common Stock on the date of grant was $4.136 per share (based on the closing sales prices reported on the Nasdaq SmallCap Market for each date on which the options were granted). As of March 1, 2000, 21,424 options had been exercised under the Directors' Plan.

     In August 1997, the Company adopted a Non-Employee Directors' Deferred Compensation Plan that permits participating non-employee directors to elect, on an annual basis, to defer all or a portion of their cash compensation as directors in a deferred stock account pursuant to which the deferred fees are credited in the form of shares of the Company's Common Stock, based on the market price of the stock at the time the deferred fees are earned. Deferred amounts are, therefore, valued according to fluctuations in the fair market value of the Company's Common Stock. When a participant ceases serving as a director, the participant will be entitled to receive the value of his or her account in cash and/or in the form of the Company's Common Stock, either in a single lump sum payment or in equal annual installments, as determined by the Company in its sole discretion. All non-employee directors chose to defer all of their cash compensation for the period January 1, 1999 through December 31, 1999.

COMPENSATION OF EXECUTIVE OFFICERS

                            SUMMARY OF COMPENSATION

     The following table shows for the fiscal years ended December 31, 1997, 1998 and 1999, compensation awarded or paid to, or earned by, each person who served as the Company's Chief Executive Officer during the fiscal year ended December 31, 1999, and the Company's other four most highly compensated executive officers at December 31, 1999 (the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                      LONG TERM
                                            ANNUAL COMPENSATION(1)               COMPENSATION AWARDS
                                 ---------------------------------------------   -------------------    ALL OTHER
           NAME AND                                             OTHER ANNUAL      SHARES UNDERLYING    COMPENSATION
      PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)   COMPENSATION($)       OPTIONS(#)           ($)(2)
      ------------------         ----   ---------   --------   ---------------   -------------------   ------------
Joseph C. Cook, Jr.(3).........  1999    375,000         --        190,951(4)          206,800            17,405
  CEO and Chairman of the        1998    234,053         --         92,472(4)          765,000(5)          1,248
  Board of Directors
Orville G. Kolterman...........  1999    233,300         --             --              53,000            10,337
  Senior Vice President of       1998    232,535     36,323             --             150,700             4,294
  Clinical Affairs               1997    213,517         --             --              10,000             4,282
Daniel M. Bradbury(6)..........  1999    189,625         --             --              77,000             8,466
  Senior Vice President of       1998    174,863     26,648             --             157,000             5,000
  Corporate Development          1997    143,260         --             --                  --             4,703
Martin R. Brown(7).............  1999    184,500         --             --              66,800             8,280
  Senior Vice President of       1998    150,969     15,300             --             100,695             5,000
  Operations                     1997    137,888         --             --                  --             4,036
Nancy K. Dahl(8)...............  1999    167,075         --             --              50,600             6,086
  Vice President, General        1998    154,452     14,229             --             104,650             4,640
  Counsel and Secretary          1997    126,966         --             --                  --             4,235

---------------
(1) As permitted by rules promulgated by the SEC, no amounts are shown for 1999, or with respect to certain "perquisites," where such amounts do not exceed the lesser of 10% of bonus plus salary or $50,000.

(2) Except as otherwise noted, consists of matching contributions made by the Company in Common Stock under its 401(k) plan and represents the fair market value of the Company's Common Stock on the calculation date multiplied by the number of shares. Also includes distributions to employees from the Phantom Stock Salary Deferral Plan, based on the fair market value of the Company's Common Stock as of May 31, 1999 ($1.313 per share) multiplied by the number of shares of Common Stock distributed and the cash refund generated. For the year 1999, the All Other Compensation amounts are apportioned as follows:

                                                                         FAIR MARKET VALUE
                                                    COMMON STOCK       OF SHARES DISTRIBUTED
                                                  DISTRIBUTED UNDER        UNDER PHANTOM        CASH DISTRIBUTION
                               VALUE OF 401K        PHANTOM STOCK          STOCK SALARY            FROM PHANTOM
                                  MATCHING         SALARY DEFERRAL       DEFERRAL PLAN, AS         STOCK SALARY
              NAME            CONTRIBUTIONS($)         PLAN(#)             OF 5/31/99($)         DEFERRAL PLAN($)
              ----            ----------------    -----------------    ---------------------    -----------------
    Joseph C. Cook, Jr......        5,004               2,685                  3,525                   8,876
    Orville G. Kolterman....        4,781               1,203                  1,580                   3,976
    Daniel M. Bradbury......        4,795                 795                  1,044                   2,627
    Martin R. Brown.........        5,006                 709                    931                   2,343
    Nancy K. Dahl...........        5,004                 234                    307                     775

(3) Mr. Cook became CEO and Chairman of the Board of Directors on March 25,
    1998.

(4) Represents expenses paid by the Company or reimbursed to Mr. Cook for certain living expenses, associated travel expenses and tax gross-ups related thereto, in accordance with Mr. Cook's employment agreement with the Company.

(5) Includes 12,676 shares that were cancelled.

(6) Mr. Bradbury became an executive officer of the Company on October 19, 1998.

(7) Mr. Brown became an executive officer of the Company on March 9, 1999.

(8) Ms. Dahl became an executive officer of the Company on October 19, 1998.

                       STOCK OPTION GRANTS AND EXERCISES

     The Company grants options to its executive officers under its 1991 Stock Option Plan (the "Option Plan"). As of December 31, 1999, options to purchase a total of 4,407,357 shares were outstanding under the Option Plan and options to purchase 1,740,016 shares remained available for grant thereunder.

     The following tables show for the fiscal year ended December 31, 1999, certain information regarding options granted to, exercised by, and held at year end by, the Named Executive Officers:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                                                            POTENTIAL REALIZABLE
                                                                                              VALUE AT ASSUMED
                                            INDIVIDUAL GRANTS                                  ANNUAL RATES OF
                                            ------------------                                   STOCK PRICE
                               SHARES       % OF TOTAL OPTIONS                                APPRECIATION FOR
                             UNDERLYING          GRANTED                                      OPTION TERM($)(3)
                               OPTIONS       TO EMPLOYEES IN      EXERCISE     EXPIRATION   ---------------------
           NAME             GRANTED(#)(1)   FISCAL YEAR(%)(2)    PRICE($/SH)      DATE         5%          10%
           ----             -------------   ------------------   -----------   ----------   ---------   ---------
Joseph C. Cook, Jr........     150,000             12.7%            1.03        02/07/09      97,164     246,233
                                 6,800              1.0%            1.34        05/23/09       5,730      14,522
                                50,000              4.2%            8.34        12/30/09     262,249     664,591
Orville G. Kolterman......      50,000              4.2%            0.78        03/01/09      24,527      62,156
                                 3,000                *             1.34        05/23/09       2,528       6,407
Daniel M. Bradbury........      75,000              6.4%            0.78        03/01/09      36,790      93,234
                                 2,000                *             1.34        05/23/09       1,685       4,271
Martin R. Brown...........      65,000              6.0%            0.78        03/01/09      31,885      80,803
                                 1,800                *             1.34        05/23/09       1,517       3,844
Nancy K. Dahl.............      50,000              4.2%            0.78        03/01/09      24,527      62,156
                                   600                *             1.34        05/23/09         506       1,281

---------------
 *  Less than 1%.

(1) Such options generally vest according to the following schedule: 25% vest one year from the date of grant and the remainder vest daily over the following three years.

(2) Based on options to purchase 1,180,800 shares of Common Stock granted to employees, including Named Executive Officers, under the Option Plan during the fiscal year ended December 31, 1999.

(3) Calculated on the assumption that the market value of the underlying stock increases at the stated values, compounded annually. The total appreciation of the options over their 10-year terms at 5% and 10% is 63% and 159% respectively.

                AGGREGATED OPTION EXERCISES IN 1999 FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                              NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                               UNDERLYING OPTIONS           IN-THE-MONEY OPTIONS
                                SHARES                         AS OF FY-END(#)(1)            AS OF FY-END($)(2)
                              ACQUIRED ON      VALUE       ---------------------------   ---------------------------
            NAME              EXERCISE(#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
            ----              -----------   ------------   -----------   -------------   -----------   -------------
Joseph C. Cook, Jr..........    256,800       107,550        777,024        100,300       3,535,595       570,486
Orville G. Kolterman........      3,749         7,519        338,629         56,466       1,669,610       324,123
Daniel M. Bradbury..........     40,251        85,967        221,212         56,783       1,069,137       406,994
Martin R. Brown.............     49,900       139,617        114,570         38,025         629,871       334,122
Nancy K. Dahl...............         --            --        152,501         38,498         949,582       276,544

---------------
(1) Includes both in-the-money and out-of-the-money options. Certain options granted under the Option Plan are immediately exercisable but are subject to the Company's right to repurchase unvested shares on termination of employment.

(2) The fair market value of the Company's Common Stock on December 31, 1999 was $8.3438. Excludes out-of-the-money options.

                             EMPLOYMENT AGREEMENTS

     From 1994 to 1998, Joseph C. Cook, Jr. served as a consultant to the Company under various consulting agreements. In June 1995, the Company and Mr. Cook entered into a consulting agreement (the "Consulting Agreement"), which became effective in September 1995. Pursuant to the Consulting Agreement, Mr. Cook agreed to provide certain consulting services, including assistance in implementing the Company's business strategy. As part of Mr. Cook's compensation as a consultant, to date Mr. Cook has been granted nonqualified stock options under the Company's Option Plan to purchase an aggregate of 270,000 shares of Common Stock. In connection with an earlier consulting agreement between the Company and Mr. Cook, in January 1995, the Company also entered into a phantom stock unit agreement with Farview Management Co., L.P. ("Farview"), a consulting firm of which Mr. Cook is a general partner (the "Phantom Stock Agreement"). Pursuant to the agreement, Farview received 9,000 phantom stock units, representing the right to receive cash or shares of the Company's Common Stock ("Phantom Stock Units"). The Phantom Stock Agreement provides that on the date Mr. Cook ceases to be a consultant to or director of the Company (the "Termination Date"), the Company will pay Farview the fair market value of the Phantom Stock Units in cash or shares of the Company's Common Stock, at the election of the Company. The fair market value of each Phantom Stock Unit is to be determined based on the closing price of a share of the Company's Common Stock as quoted on the Nasdaq National Market on the last trading day prior to the Termination Date.

     In addition, in February 1998, Mr. Cook was granted an option to purchase 15,000 shares of Common Stock, including options to purchase 12,676 shares that have been cancelled. Pursuant to the Consulting Agreement, as amended, Mr. Cook's consulting fees and the vesting of his options were determined based on hours of service performed. Mr. Cook was also reimbursed for any reasonable travel, living and business expenses incurred in connection with the performance of his consulting services.

     In March 1998, Mr. Cook accepted a position as Chairman of the Board and Chief Executive Officer of the Company. In connection with his appointment, Mr. Cook entered into an agreement with the Company pursuant to which his annual salary was set at $375,000. Under the terms of his agreement, Mr. Cook is eligible to receive an annual merit bonus of up to $250,000, payable upon the achievement of goals and milestones to be set by the Compensation Committee. In addition, Mr. Cook's agreement provides that the Company will reimburse Mr. Cook or pay for certain living expenses, associated travel expenses and tax gross-up payments related thereto. Mr. Cook was also granted an option to purchase an aggregate of 500,000 shares of the Company's Common Stock under the Company's Option Plan at an exercise price of $2.656 per share. The option vests as follows: 200,000 of the option shares will vest in equal monthly installments over the twelve months following Mr. Cook's employment start date; and the remaining 300,000 option shares will vest in equal monthly installments over the following thirty-six months. In addition, Mr. Cook's agreement provides that vesting of the option will be accelerated in full upon a change in control of the Company in accordance with the Company's standard vesting acceleration provisions.

     In accordance with the provisions of Mr. Cook's employment agreement, his Consulting Agreement with the Company was terminated as of the day prior to the date he commenced employment with the Company. Mr. Cook's employment agreement also provides that the portion of the outstanding options granted to Mr. Cook in connection with the Consulting Agreement which were vested as of his employment start date will remain outstanding and exercisable in accordance with their terms for so long as Mr. Cook remains employed by the Company and for twelve months thereafter, or for such longer period as is provided under the terms of those options.

     In December 1996, Daniel M. Bradbury entered into an agreement with the Company pursuant to which the Company made an interest-free loan to Mr. Bradbury in the principal amount of $36,000 to assist Mr. Bradbury with relocation expenses. The loan was amended in April 2000, and under its terms the principal amount will become due and repayable on the earlier of (a) the 45th day after termination of Mr. Bradbury's employment with the Company, (b) the sale of the property securing the loan or (c) December 10, 2000. The terms of the loan agreement also restrict Mr. Bradbury's ability to sell common stock of the Company and to make withdrawals of, or take loans against, his contributed funds under the Company's 401(k) plan.

     In May 1998, as part of its efforts to conserve cash resources, the Company adopted an Employee Phantom Stock Salary Deferral Plan (the "Phantom Stock Plan") that permitted participating eligible employees, including executive officers, to elect to defer up to 25% of their cash compensation as employees from May 1, 1998 to December 1, 1998 in a deferred stock account pursuant to which the deferred amounts were credited in the form of shares of the Company's Common Stock, based on the market price of the stock as of May 1, 1998, which was $5.375. Deferred amounts were, therefore, valued according to fluctuations in the fair market value of the Company's Common Stock. If a participant ceased serving as an employee of the Company prior to May 31, 1999 (other than by such employee's voluntary termination of employment or such employee's death or permanent disability), the participant was entitled to receive the value of his or her account in cash and/or in the form of the Company's Common Stock in a single lump sum payment, in the form determined by the Company in its sole discretion. In the event that a participant voluntarily terminated his or her employment with the Company prior to May 31, 1999, then such participant's deferred compensation account with the Company was of no value and such participant had no right to receive any amounts from the Company, in any form, based on his or her compensation reductions in connection with the Phantom Stock Plan. Thirty-seven employees chose to defer a portion of their cash compensation under the Phantom Stock Plan, which in the aggregate, totaled approximately $387,857 of deferred compensation. Distributions under the Phantom Stock Plan were made in January 1999 and May 1999. The value of this deferred compensation was approximately $90,342.

     In February 1998, the Company adopted a Supplemental Incentive Bonus Program (the "Supplemental Bonus Program") for certain employees. Under the Supplemental Bonus Program, each of the employees specifically designated by the Compensation Committee to participate in the program was eligible to receive a cash bonus equal to 50% of his or her base salary on March 1, 2000, less applicable payroll taxes and benefit contributions (the "Supplemental Bonus"), if he or she met the following criteria: (i) the employee must be continuously employed by the Company or an affiliate of the Company on a full-time basis through March 1, 2000 (the "Bonus Date"); and (ii) the employee must retain a performance rating of "good" or better from March 1, 1998 through the Bonus Date. In addition, in the event of a change in control of the Company prior to March 1, 2000, participating employees may also have been eligible to receive a portion of such bonus under specified circumstances. The Named Executive Officers designated by the Compensation Committee as eligible to participate in the Supplemental Incentive Bonus Program were Messrs. Bradbury and Brown, Ms. Dahl and Dr. Kolterman.

EMPLOYEE BENEFIT PLANS

     In addition to the Phantom Stock Plan and the Supplemental Bonus Program described under the caption "Employment Agreements" and the 401(k) Plan described under the caption "Report of the Compensation Committee of the Board of Directors on Executive Compensation -- 401(k) Matching Contribution", the Company maintains the following employee benefit plans.

1991 STOCK OPTION PLAN

     In October 1991, the Company adopted the Option Plan and it was subsequently amended by the Company in May 1998. The purpose of the Option Plan is to assist the Company in attracting the services of new officers, employees and consultants and retaining the services of current officers, employees and consultants. The Option Plan provides a means by which selected officers, employees and consultants of the Company and its affiliates are given an opportunity to purchase stock in the Company. The Option Plan provides for the grant of both incentive and nonqualified stock options. Incentive stock options are intended to qualify as "incentive stock options" within the meaning of
Section 422 of the Code. Nonqualified stock options granted under the Option Plan are intended not to qualify as incentive stock options under the Code. The maximum number of shares of Common Stock that may be issued under the Option Plan is 7,800,000. As of March 1, 2000, approximately 56 of the Company's employees were eligible to participate in the Option Plan.

     Under the Option Plan, the Board or Compensation Committee may provide for the grant of stock options to eligible employees. The Board or Compensation Committee determines certain provisions of each option granted, including the number of shares to be granted to each person and the time such option may be exercised. The exercise price of incentive stock options may not be less than the fair market value of the Common Stock on the date of the option grant. The exercise price of nonqualified stock options may not be less than 50% of the fair market value of the Common Stock on the date of grant. Such options generally vest according to the following schedule: 25% vest one year from the date of grant and the remainder vest daily over the following three years. However, in October 1998 the Company granted certain options that vest according to the following alternative schedule: 25% vest six months from the date of grant and the remainder vest daily over the following 18 months. Certain options granted under the Option Plan also are immediately exercisable but are subject to the Company's right to repurchase unvested shares on termination of employment. As of March 1, 2000, options to purchase a total of 4,901,563 shares of Common Stock were outstanding under the Option Plan.

1991 EMPLOYEE STOCK PURCHASE PLAN

     In November 1991, the Company adopted the Employee Stock Purchase Plan (the "Purchase Plan") which has been amended from time to time. The purpose of the Purchase Plan is to provide a means by which employees of the Company may be given an opportunity to purchase Common Stock of the Company through payroll deductions, to assist the Company in retaining the services of its employees and to secure and retain the services of new employees. As of March 31, 2000, approximately 71 of the Company's approximately 75 employees are eligible to participate in the Purchase Plan. The rights to purchase Common Stock granted under the Purchase Plan are intended to qualify as options issued under an "employee stock purchase plan" as that term is defined in Section 423(b) of the Internal Code of 1986, as amended.

     The Purchase Plan is implemented by the Board by offering rights to purchase Common Stock to employees from time to time. Each offering is no more than 27 months long. Under the Purchase Plan, any employee who is customarily employed at least 20 hours per week and five months per calendar year may participate in the Purchase Plan by authorizing payroll deductions of up to 15% of such employees total compensation during the purchase period. The purchase price per share is the lower of 85% of the fair market value on the first day of the offering or on the exercise date. A participating employee may withdraw at any time. Upon withdrawal, the Company will distribute to the employee his or her accumulated payroll deductions without interest, less accumulated deductions previously applied to the purchase of shares of Common Stock on employees behalf. In addition, rights granted pursuant to an offering terminate immediately upon cessation of an employees employment for any reason, and the Company will distribute to such employee all of his or her accumulated payroll deductions, without interest.

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
                          ON EXECUTIVE COMPENSATION(1)

     The Compensation Committee of the Board of Directors (the "Committee") is composed of directors who are not employees of the Company. The Committee is responsible for establishing and administering the Company's executive compensation arrangements.

COMPENSATION OBJECTIVES AND IMPLEMENTATION

     The objectives of the Company's executive compensation arrangements are to attract and retain the services of key management and to align the interests of its executives with those of the Company's stockholders. The Committee endeavors to accomplish these by:

     - Establishing compensation arrangements that are adequate to attract and retain the services of key management personnel and that deliver compensation commensurate with the Company's performance, as measured against the achievement of operating, financial and strategic objectives and taking into account competitive compensation practices in the industry.

     - Providing significant equity-based incentives for executives to ensure that they are motivated over the long term to respond to the Company's business challenges and opportunities as owners rather than solely as employees.

     - Rewarding executives if stockholders receive an above-average return on their investment over the long term.

COMPENSATION MIX AND MEASUREMENT

     A significant portion of the Company's annual executive compensation program is determined on the basis of corporate performance. The Company's executive compensation mix generally consists of a salary which in the Committee's opinion is adequate under the circumstances to retain the services of the executive, a cash bonus based on Company and individual performance and stock options that are intended to provide long-term incentives tied to increases in the value of the Company's Common Stock.

     SALARY. Salary is targeted at competitive levels within the biotechnology industry. For the purpose of establishing these levels, the Company compares itself to a self selected group of biotechnology companies in stages of development similar to that of the Company. The companies included in the survey are not necessarily the same as the companies included in the market indices included in the performance graph in this Proxy Statement.

     Although the compensation (salary and bonus) surveys referred to above and the market indices included in the performance graph are broad and include companies in related industries, the surveys and indices were created for different purposes and accordingly are not comparable.

     For fiscal 1999, the Committee established target total compensation levels applicable to each executive officer based on data generated in the surveys. The Committee made its target salary determinations subjectively after considering the competitive nature of the biotechnology industry and the Company's need to attract and retain talented executive officers.

     The Committee then considers the level of responsibility, experience and contributions of each executive officer and sets each officer's salary taking into account the target compensation, recent corporate performance (based on the factors discussed above) and the Committee's evaluation of individual performance. For fiscal 1999, the salary of each executive officer was generally at or near the median target total compensation levels determined through the surveys.

---------------

     1 The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "1933 Act") or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

     ANNUAL CASH BONUS. The Committee, as frequently as circumstances warrant, evaluates the Company's corporate performance based on achievement of established strategic, scientific and financial goals. In 1997, the Company implemented a cash bonus program for officers and full-time non-officer employees based on corporate and individual performance. A bonus was not paid in 1997. A bonus was paid in early 1998 based on corporate and individual performance against the Company's key objectives during 1997. The Company did not pay a bonus for corporate and individual performance for 1998 or 1999.

     LONG-TERM INCENTIVES. Long-term incentives are provided to executives through the Company's Phantom Stock Plan and Supplemental Bonus Program as described under the caption "Employment Agreements" and its equity incentive program, which consists primarily of its Option Plan and Purchase Plan. The Phantom Stock Plan expired in 1999 and the Supplemental Bonus Program expired in March 2000. Grants under the Option Plan have a term of 10 years and are generally tied to the market valuation of the Company's Common Stock, thereby providing an additional incentive for executives to build stockholder value. In addition, grants are generally subject to vesting over four years, with vesting tied to continued employment. Executives receive value from this plan only if strategic goals are achieved and the Company's Common Stock appreciates accordingly. This component is intended to retain and motivate executives to improve long-term stock market performance. Additional long-term incentives are provided through the Company's Purchase Plan in which all eligible employees may participate up to 15% of their annual compensation.

     Option grant levels to executive officers are subjectively determined by the Committee after considering stock option grant data taken from the compensation surveys referred to above, as well as the level of responsibility, experience and contributions of each executive officer. Generally, the Committee expects to grant options to executive officers annually as part of the performance review process for each officer. In determining the size of individual grants, the Committee also considers the number of shares subject to options previously granted to each executive officer, including the number of such shares that have vested and that remain unvested.

     401(K) MATCHING CONTRIBUTION. In 1997, the Board of Directors approved a 401(k) matching contribution for all 401(k) plan participants. The match is equal to 50% of a participant's contributions to the plan each year up to a maximum of 3% of a participant's salary. The match is made in the form of Common Stock of the Company. Matching contributions are subject to a vesting schedule based on years of service with the Company.

CHIEF EXECUTIVE OFFICER COMPENSATION

     Joseph C. Cook, Jr. has been the Company's Chairman and Chief Executive Officer since March 1998. Under the terms of his employment agreement, Mr. Cook is eligible to receive an annual merit bonus of up to $250,000, payable upon achievement of goals and milestones set by the Committee. In addition, under the terms of his employment agreement, the Company agreed to reimburse Mr. Cook or pay for certain living expenses, associated travel expenses and tax gross-up payments related thereto. Mr. Cook's salary for 1999 was $375,000 and he did not receive a cash bonus. In February 1999, he was granted an option to purchase an aggregate of 150,000 shares of the Company's Common Stock under the Company's Option Plan. He also received options in May and December 1999 to purchase 6,800 and 50,000 shares, respectively. Based on Mr. Cook's performance in 1999, including the completion of planned Phase 3 clinical trials for SYMLIN, the closing of two rounds of financing and the recruitment of additional management and scientific personnel, effective March 1, 2000, Mr. Cook's salary was increased to $475,000 and he was granted options to purchase 150,000 shares of Common Stock with a vesting commencement date of February 22, 2000.

                                          COMPENSATION COMMITTEE

                                          James C. Blair
                                          Vaughn D. Bryson
                                          James C. Gaither

April 24, 2000

PERFORMANCE MEASUREMENT COMPARISON(1)

     The following graph compares total stockholder returns of the Company for the past 5 years to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market (U.S. companies) (the "Nasdaq US") and the Nasdaq Pharmaceutical Index (the "Nasdaq-Pharmaceutical"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq National Market System (the "NMS"). The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the NMS. During the period indicated, the Company's Common Stock was traded on the NMS and was a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical, except that from February 1, 1999 through February 9, 2000, the Company's Common Stock was traded on the Nasdaq SmallCap Market. The Company's Common Stock was relisted on the NMS on February 10, 2000.

   COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT FOR PREVIOUS 5 YEARS,
                                  1995-1999(2)

                                                          AMLN                      NASDAQ US             NASDAQ PHARMACEUTICAL
                                                          ----                      ---------             ---------------------
12/31/94                                                 100.00                      100.00                      100.00
03/31/95                                                  77.08                      108.95                      108.27
06/30/95                                                 131.25                      124.62                      125.92
09/30/95                                                 120.83                      139.63                      157.33
12/31/95                                                 158.33                      141.34                      183.41
03/31/96                                                 164.58                      147.95                      190.84
06/30/96                                                 179.17                      160.00                      185.39
09/30/96                                                 189.58                      165.73                      189.64
12/31/96                                                 216.67                      173.90                      183.98
03/31/97                                                 202.08                      164.47                      174.73
06/30/97                                                 229.17                      194.60                      188.63
09/30/97                                                 140.63                      227.52                      211.59
12/31/97                                                  90.63                      213.07                      190.02
03/31/98                                                  45.83                      249.37                      208.78
06/30/98                                                  63.02                      256.21                      193.21
09/30/98                                                  53.13                      231.20                      182.16
12/31/98                                                   8.33                      300.43                      241.74
03/31/99                                                  17.71                      336.72                      265.24
06/30/99                                                  18.75                      368.44                      270.20
09/30/99                                                  79.17                      377.38                      308.61
12/31/99                                                 139.07                      555.09                      449.78

(1) The material in this report is not "soliciting material," is not deemed filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment, including reinvestment of dividends, assuming an investment of $100 in each of the Company, the Nasdaq-US and the Nasdaq-Pharmaceutical on December 31, 1994.

                              CERTAIN TRANSACTIONS

     The Company has entered into certain transactions with its directors, as described under the caption "Executive Compensation -- Compensation of Directors." The Company has also entered into certain agreements with its current Chief Executive Officer and Chairman of the Board, as described under the caption "Executive Compensation -- Employment Agreements."

     The Company's Bylaws provide that the Company will indemnify its directors and executive officers and may indemnify its other officers, employees and other agents to the fullest extent permitted by Delaware law. The Company is also empowered under its Bylaws to enter into indemnification contracts with its directors and officers and to purchase insurance on behalf of any person whom it is required or permitted to indemnify. Pursuant to this provision, the Company has entered into indemnity agreements with each of its directors and officers.

     In addition, the Company's Certificate of Incorporation provides that to the fullest extent permitted by Delaware law, the Company's directors will not be liable for monetary damages for breach of the directors' fiduciary duty of care to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as an injunction or other forms of non-monetary relief would remain available under Delaware law. Each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Company or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Company or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Company or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Company or its stockholders, for improper transactions between the director and the Company, and for improper distributions to stockholders and loans to directors and officers. This provision also does not affect a director's responsibilities under any other laws, such as the federal securities laws or state or federal environmental laws.

     There is no pending litigation or proceeding involving a director, officer, employee or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          /s/ JOSEPH C. COOK, JR.
                                          ----------------------------
                                          Joseph C. Cook, Jr.
                                          Chairman of the Board
                                          and Chief Executive Officer

April 24, 2000

     A COPY OF THE COMPANY'S ANNUAL REPORT TO THE SECURITIES AND EXCHANGE COMMISSION ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 1999 IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO: INVESTOR RELATIONS, AMYLIN PHARMACEUTICALS, INC., 9373 TOWNE CENTRE DRIVE, SAN DIEGO, CALIFORNIA 92121.

                          AMYLIN PHARMACEUTICALS, INC.

                    NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN

                           ADOPTED ON FEBRUARY 9, 1994

     AS AMENDED BY THE BOARD OF DIRECTORS ON NOVEMBER 14, 1995, FEBRUARY 8,
         1996, MAY 29, 1997, MAY 20, 1998, OCTOBER 12, 1999, DECEMBER 8,
                             1999 AND APRIL 17, 2000



1.      PURPOSE.

        (a) The purpose of this Non-Employee Directors' Stock Option Plan (the "Plan") is to provide a means by which each director of Amylin Pharmaceuticals, Inc., a Delaware corporation (the "Company"), who is not otherwise an employee of the Company or any Affiliate of the Company (each such person being hereafter referred to as a "Non-Employee Director") will be given an opportunity to purchase stock of the Company.

        (b) The word "Affiliate" as used in the Plan means any parent corporation or subsidiary corporation of the Company as those terms are defined in Sections 424(e) and (f), respectively, of the Internal Revenue Code of 1986, as amended (the "Code").

        (c) The Company, by means of the Plan, seeks to retain the services of persons now serving as Non-Employee Directors of the Company, to secure and retain the services of persons capable of serving in such capacity, and to provide incentives for such persons to exert maximum efforts for the success of the Company.

        (d) The Company intends that the options issued under the Plan not be incentive stock options as that term is used in Section 422 of the Code.

2.      ADMINISTRATION.

                (a) The Plan shall be administered by the Board of Directors of the Company (the "Board") unless and until the Board delegates administration to a committee, as provided in subparagraph 2(c).

                (b) The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

                        (i) To construe and interpret the Plan and options granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any option agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

                        (ii) To amend the Plan as provided in paragraph 11.



                                       1.

                (iii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company.

        (c) The Board may delegate administration of the Plan to a committee composed of not fewer than two (2) members of the Board (the "Committee"). If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may abolish the Committee at any time and revest in the Board the administration of the Plan.

3.      SHARES SUBJECT TO THE PLAN.

        (a) Subject to the provisions of paragraph 10 relating to adjustments upon changes in stock, the stock that may be sold pursuant to options granted under the Plan shall not exceed in the aggregate 450,000 shares of the Company's common stock. If any option granted under the Plan shall for any reason expire or otherwise terminate without having been exercised in full, the stock not purchased under such option shall revert to and again become available for issuance pursuant to exercises of options granted under the Plan.

        (b) The stock subject to the Plan may be unissued shares or reacquired shares, bought on the market or otherwise.

4.      ELIGIBILITY.

        Options shall be granted only to Non-Employee Directors of the Company.

5.      NON-DISCRETIONARY GRANTS.

        (a) Each person who is, immediately following the Company's 1994 Annual Meeting of Stockholders (the "1994 Annual Meeting") at which the Plan is approved by the stockholders of the Company, a Non-Employee Director of the Company shall be granted, effective as of the date of such Annual Meeting, an option to purchase ten thousand (10,000) shares of common stock of the Company on the terms and conditions set forth herein.

        (b) Each person who is, subsequent to November 1, 1995, and on or prior to May 29, 1997, elected for the first time by the Board or shareholders of the Company to serve as a Non-Employee Director of the Company and who has not previously served as a member of the Board shall be granted, effective as of the date of such election, an option to purchase thirty thousand (30,000) shares of common stock of the Company on the terms and conditions set forth herein. Each person who is, subsequent to May 29, 1997, elected by the Board or shareholders of the Company to serve as a Non-Employee Director of the Company and who has not served as a member of the Board at any time during the two-year period immediately preceding such election, shall be granted, effective as of the later of December 8, 1999 and the date of such election, an option to purchase twenty thousand (20,000) shares of common stock of the Company on the terms and conditions set forth herein.



                                       2.

        (c) Commencing with the 1996 Annual Meeting of Stockholders, each person who is, immediately following each Annual Meeting of Stockholders of the Company that occurs in an even year (i.e. 1996, 1998, 2000, 2002, etc.) (hereinafter, an "Even Year Annual Meeting"), a Non-Employee Director of the Company shall be granted, effective as of the date of such Even Year Annual Meeting (and in addition to any option granted pursuant to Section 5(b)), an option to purchase ten thousand (10,000) shares of common stock of the Company on the terms and conditions set forth herein.

6.      OPTION PROVISIONS.

        Each option shall contain the following terms and conditions:

        (a) No option shall be exercisable after the expiration of ten (10) years from the date it was granted.

        (b) The exercise price of each option shall be equal to the Fair Market Value (defined below) of the stock subject to such option on the date such option is granted. For purposes of this Plan, "Fair Market Value" means, as of any date, the value of the common stock of the Company determined as follows:

                (i) If the common stock is listed on any established stock exchange or a national market system, including without limitation the National Market System or the SmallCap Market System of the National Association of Securities Dealers, Inc. Automated Quotation ("NASDAQ") System, the fair market value of a share of common stock shall be the closing sales price for such stock (or the closing bid if no sales are reported) on such exchange or national market system on the trading day on which the determination is to be made, as reported in the Wall Street Journal or such other source as the Board deems reliable;

                (ii) If the common stock is quoted on the NASDAQ System (but not on the National Market System or the SmallCap Market System thereof) or is regularly quoted by a recognized securities dealer but selling prices are not reported, the fair market value of a share of common stock shall be the closing sales price for such stock (or the closing bid if no sales are reported) on the trading day on which the determination is to be made, as reported in the Wall Street Journal or such other source as the Board deems reliable;

                (iii) In the absence of an established market for the common stock, the fair market value shall be determined in good faith by the Board.

        (c) The purchase price of stock acquired pursuant to an option shall be paid, to the extent permitted by applicable statutes and regulations, either (1) in cash at the time the option is exercised, or (2) by delivery to the Company of shares of common stock of the Company that have been held for the requisite period necessary to avoid a charge to the Company's reported earnings and valued at the Fair Market Value on the date of exercise, or (3) by a combination of such methods of payment.

        (d) An option shall not be transferable except by will or by the laws of descent and distribution, and shall be exercisable during the lifetime of the person to whom the option is granted only by such person or by his guardian or legal representative.



                                       3.

        (e) Options granted pursuant to the Plan shall vest as follows:

                (i) An option granted pursuant to Section 5(a) or 5(c) shall vest with respect to each optionee over a period of two (2) years with 0.1369863% of the total number of shares subject to such option vesting on each day following the date of grant of such option (provided that the grantee has, during the entire period prior to any such vesting date, continuously served as a Non-Employee Director), whereupon such option shall become fully exercisable in accordance with its terms with respect to the shares vesting as of such date.

                (ii) An option granted pursuant to Section 5(b) shall vest according to the following schedule:

        If the optionee continues as a Non-Employee Director of the Company or any Affiliate of the Company through the date that is one (1) year from the date of grant thereof ("Anniversary Date"), such option shall become exercisable as of the Anniversary Date with respect to one-fourth (1/4th) of the total number of shares subject to such option.

        Thereafter, for so long as such optionee continues as a Non-Employee Director of the Company or an Affiliate of the Company, such option will become exercisable with respect to an additional .0684932% of the total number of shares subject to such option for each day subsequent to the Anniversary Date until such option has become fully exercisable.

        Notwithstanding the foregoing, in no event shall fractional shares be issuable upon any such exercise, and in lieu of any such fractional share, the Company shall pay cash to the holder of such option equal to the Fair Market Value thereof.

        (f) The Company may require any optionee, or any person to whom an option is transferred under subparagraph 6(d), as a condition of exercising any such option: (1) to give written assurances satisfactory to the Company as to the optionee's knowledge and experience in financial and business matters; and
(2) to give written assurances satisfactory to the Company stating that such person is acquiring the stock subject to the option for such person's own account and not with any present intention of selling or otherwise distributing the stock. These requirements, and any assurances given pursuant to such requirements, shall be inoperative if (i) the issuance of the shares upon the exercise of the option has been registered under a then-currently-effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), or (ii), as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then-applicable securities laws.

        (g) Notwithstanding anything to the contrary contained herein, an option may not be exercised unless the shares issuable upon exercise of such option are then registered under the Securities Act or, if such shares are not then so registered, the Company has determined that such exercise and issuance would be exempt from the registration requirements of the Securities Act.

7.      COVENANTS OF THE COMPANY.

        (a) During the terms of the options granted under the Plan, the Company shall keep available at all times the number of shares of stock required to satisfy such options.



                                       4.

        (b) The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to issue and sell shares of stock upon exercise of the options granted under the Plan; provided, however, that this undertaking shall not require the Company to register under the Securities Act either the Plan, any option granted under the Plan, or any stock issued or issuable pursuant to any such option. If the Company is unable to obtain from any such regulatory commission or agency the authority which counsel for the Company deems necessary for the lawful issuance and sale of stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell stock upon exercise of such options.

        (c) Effective as of June 1, 1998, the Company shall not implement without prior stockholder approval any stock option exchange program or repricing program intended to reduce the exercise price applicable to Options granted pursuant to the Plan. This subsection 7(c) may not be amended or modified by the Company without prior stockholder approval.

8.      USE OF PROCEEDS FROM STOCK.

        Proceeds from the sale of stock pursuant to options granted under the Plan shall constitute general funds of the Company.

9.      MISCELLANEOUS.

        (a) Neither an optionee nor any person to whom an option is transferred under subparagraph 6(d) shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares subject to such option unless and until such person has satisfied all requirements for exercise of the option pursuant to its terms.

        (b) Nothing in the Plan or in any instrument executed pursuant thereto shall confer upon any Non-Employee Director any right to continue in the service of the Company or any Affiliate or shall affect any right of the Company, its Board or stockholders or any Affiliate to terminate the service of any Non-Employee Director with or without cause.

        (c) No Non-Employee Director, individually or as a member of a group, and no beneficiary or other person claiming under or through him, shall have any right, title or interest in or to any option reserved for the purposes of the Plan except as to such shares of common stock, if any, as shall have been reserved for him pursuant to an option granted to him.

        (d) In connection with each option made pursuant to the Plan, it shall be a condition precedent to the Company's obligation to issue or transfer shares to a Non-Employee Director, or an affiliate of such Non-Employee Director, or to evidence the removal of any restrictions on transfer, that such Non-Employee Director make arrangements satisfactory to the Company to insure that the amount of any federal or other withholding tax required to be withheld with respect to such sale or transfer, or such removal or lapse, is made available to the Company for timely payment of such tax.



                                       5.

10.     ADJUSTMENTS UPON CHANGES IN STOCK.

        (a) If any change is made in the stock subject to the Plan, or subject to any option granted under the Plan (through merger, consolidation, reorganization, recapitalization, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or otherwise), the Plan and outstanding options will be appropriately adjusted in the class(es) and maximum number of shares subject to the Plan and the class(es) and number of shares and price per share of stock subject to outstanding options.

        (b) In the event of: (1) a dissolution or liquidation of the Company;
(2) a merger or consolidation in which the Company is not the surviving corporation; (3) a reverse merger in which the Company is the surviving corporation but the shares of the Company's common stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise; or (4) any other capital reorganization in which more than fifty percent (50%) of the shares of the Company entitled to vote are exchanged, then to the extent permitted by applicable law, the time during which such options may be exercised shall be accelerated and the options terminated if not exercised prior to such event.

11.     AMENDMENT OF THE PLAN.

        (a) The Board at any time, and from time to time, may amend the Plan. Except as provided in paragraph 10 relating to adjustments upon changes in stock, no amendment shall be effective unless approved by the stockholders of the Company within twelve (12) months before or after the adoption of the amendment, where the amendment will:

                (i) Increase the number of shares reserved for options under the Plan; or

                (ii) Modify the Plan in any other way if such modification requires stockholder approval in order for the Plan to comply with the requirements of Rule 16b-3 promulgated under the Exchange Act or Section 162(m) of the Code.

        (b) Rights and obligations under any option granted before any amendment of the Plan shall not be altered or impaired by such amendment of the Plan unless (i) the Company requests the consent of the person to whom the option was granted and (ii) such person consents in writing.

12.     TERMINATION OR SUSPENSION OF THE PLAN.

        (a) The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on February 8, 2004. No options may be granted under the Plan while the Plan is suspended or after it is terminated.

        (b) Rights and obligations under any option granted while the Plan is in effect shall not be altered or impaired by suspension or termination of the Plan, except with the consent of the person to whom the option was granted.



                                       6.

13.     EFFECTIVE DATE OF PLAN; CONDITIONS OF EXERCISE.

        (a) The Plan shall become effective upon adoption by the Board of Directors, subject to the condition subsequent that the Plan is approved by the stockholders of the Company in accordance with Rule 16-b(3)(1) of the Regulations under the Securities Exchange Act prior to June 30, 1994.

        (b) No option granted under the Plan shall be exercised or exercisable unless and until the condition of subparagraph 13(a) above has been met.




                                       7.

PROXY

                           AMYLIN PHARMACEUTICALS,INC.

                    PROXY SOLICITED BY THE BOARD OF DIRECTORS
       FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 1, 2000

The undersigned hereby appoints Joseph C. Cook, Jr. and Nancy K. Dahl, and each of them, as attorneys and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Amylin Pharmaceuticals, Inc.(the "Company") which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Regency La Jolla, located at 3777 La Jolla Village Drive, San Diego, California, 92122, on Thursday, June 1, 2000, at 10:00 a.m., local time, and at any and all continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the meeting.

UNLESS A CONTRARY DIRECTION IS INDICATED,THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSALS 2 AND 3, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH.

                            (Continued on other side)

--------------------------------------------------------------------------------
                            * FOLD AND DETACH HERE *

                                                          Please mark
                           (Continued from other side)    your votes as     [X]
                                                          indicated in
                                                          this example.


MANAGEMENT RECOMMENDS A VOTE FOR THE                                 FOR                      WITHHOLD
NOMINEES FOR DIRECTOR LISTED BELOW.                        all nominees listed below          AUTHORITY
                                                           (except as marked to the        to vote for all
PROPOSAL 1: To elect directors to hold office until the         contrary below).        nominees listed below.
next Annual Meeting of Stockholders and until their                  [ ]                         [ ]
successors are elected.

NOMINEES:  James C. Blair, Vaughn D. Bryson, Ginger L. Graham,
           Joseph C. Cook, Jr., Howard E. Greene, Jr., Vaughn M. Kailian, Donald H. Rumsfeld and Jay S. Skyler

TO WITHHOLD AUTHORITY TO VOTE FOR ANY NOMINEE(S), WRITE SUCH NOMINEE(S)' NAME(S)
BELOW:

--------------------------------------------------------------------------------

MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 2.     FOR       AGAINST       ABSTAIN
                                                 [ ]         [ ]           [ ]

PROPOSAL 2: To approve the Company's Non-Employee Directors' Stock Option Plan, as amended,to increase the aggregate number of shares of Common Stock authorized for issuance under such plan by 100,000 shares.


MANAGEMENT RECOMMENDS A VOTE FOR PROPOSAL 3.     FOR       AGAINST       ABSTAIN
                                                 [ ]         [ ]           [ ]

PROPOSAL 3: To ratify the selection of Ernst & Young LLP as independent auditors of the Company for its fiscal year ending December 31, 2000.

                PLEASE VOTE, DATE AND PROMPTLY RETURN THIS PROXY
                IN THE ENCLOSED RETURN ENVELOPE WHICH IS POSTAGE
                     PREPAID IF MAILED IN THE UNITED STATES.

Signature(s)                                         DATED                , 2000
            ----------------------------------------      ----------------

Please sign exactly as your name appears hereon. If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians and attorneys-in-fact should add their titles. If signer is a corporation, please give full corporate name and have a duly authorized officer sign, stating title. If signer is a partnership, please sign in partnership name by authorized person.

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                            * FOLD AND DETACH HERE *